EXHIBIT 99.1

Federated National Holding Company Reports 2014 Fourth Quarter and Full Year Financial Results

SUNRISE, Fla., Feb. 26, 2015 (GLOBE NEWSWIRE) -- Federated National Holding Company (the "Company") (Nasdaq:FNHC) today reported results for the quarter and year ended December 31, 2014.

2014 full year highlights as compared to 2013 full year (except where noted) include:

  192% increase in net income to $37.2 million
  106% increase in fully diluted earnings per share to $2.99
  57% increase in Florida homeowners' policy count to 182,557
  55% increase in gross written premiums to $377.2 million
  42% increase in book value per share to $14.13
  Net income of $37.2 million includes $3.5 million of income accrued in accordance with the quota-share agreement that became effective July 1, 2014 and a $0.7 million charge in accordance with the profit share agreement that became effective July 1, 2013. The cumulative income and charge we will ultimately recognize under these agreements are each contingent upon certain criteria specified within the agreements and each could be reversed under certain circumstances.

Mr. Michael H. Braun, the Company's Chief Executive Officer and President, said, "Solid results this past quarter reflect the underlying themes that have characterized our performance throughout 2014: 100% of our new business is written on a voluntary basis with our partner agents, disciplined underwriting and exposure management, and expense control. During the fourth quarter, while remaining true to our underwriting principles, we wrote $42.6 million in new Florida homeowners business. This run rate has continued in January, producing an additional $14.7 million in new Florida business. Focused attention on expense control allowed us to invest in growth opportunities which position us well for the future. While the Florida property insurance market is becoming more competitive we see continued opportunities for growth as we enter 2015."

Fourth Quarter and Year-end 2014 Financial Review

  For the three months ended December 31, 2014, the Company reported net income of $10.0 million, or $0.73 per share on 13.62 million average undiluted shares outstanding and $0.72 per share on 13.93 million average diluted shares outstanding, compared with net income of $4.6 million, or $0.48 per share on 9.39 million average undiluted shares outstanding and $0.46 per share on 9.73 million average diluted shares outstanding in the same three-month period last year.

  For the twelve months ended December 31, 2014, the Company reported net income of $37.2 million, or $3.08 per share on 12.08 million average undiluted shares outstanding and $2.99 per share on 12.44 million average diluted shares outstanding, compared with net income of $12.7 million, or $1.50 per share on 8.51 million average undiluted shares outstanding and $1.45 per share on 8.77 million average diluted shares outstanding in the same twelve-month period last year.

  Gross premiums written increased $28.9 million, or 42.7%, to $96.7 million for the three months ended December 31, 2014, compared with $67.8 million for the same three-month period last year. Homeowners' gross premiums written increased $27.1 million, or 43.7%, to $89.1 million for the three months ended December 31, 2014, compared with $62.0 million for the same three-month period last year.

  Gross premiums written increased $133.8 million, or 55.0%, to $377.2 million for the twelve months ended December 31, 2014, compared with $243.4 million for the same twelve-month period last year. Homeowners' gross premiums written increased $126.6 million, or 58.0%, to $344.9 million for the twelve months ended December 31, 2014, compared with $218.3 million for the same twelve-month period last year.

  Unearned premiums increased $64.1 million, or 49.9%, to $192.4 million as of December 31, 2014, compared with $128.3 million as of December 31, 2013.

  Net premiums earned increased $5.9 million, or 16.8%, to $41.0 million for the three months ended December 31, 2014, compared with $35.1 million for the same three-month period last year. Net premiums earned have been reduced by $18.0 million due to accounting for our quota-share program. The net impact of the quota-share program was $0.3 million. The reduction in net premiums earned was offset by an estimated $5.7 million reduction in our reinsurance costs, a reduction in losses and loss adjustment expenses of $2.7 million, a reduction in amortization of deferred policy acquisition costs of $8.2 million, and the recognition of $1.7 million in accrued income resulting from the quota-share agreement.

  Net premiums earned increased $66.5 million, or 63.7%, to $170.9 million for the twelve months ended December 31, 2014, compared with $104.4 million for the same twelve-month period last year. Net premiums earned for the full year have been reduced by $34.6 million due to accounting for our quota-share program. The net impact of the quota-share program was $0.7 million. The reduction in net premiums earned was offset by an estimated $11.8 million reduction in our reinsurance costs, a reduction in losses and loss adjustment expenses of $7.7 million, a reduction in amortization of deferred policy acquisition costs of $12.3 million, and the recognition of $3.5 million in accrued income resulting from the quota-share agreement.

  Total revenues increased $9.0 million, or 22.8%, to $48.8 million for the three months ended December 31, 2014, compared with $39.8 million for the same three-month period last year.

  Total revenues increased $79.0 million, or 64.9%, to $200.7 million for the twelve months ended December 31, 2014, compared with $121.7 million for the same twelve-month period last year.

Conference Call Information

The Company will hold an investor conference call at 9:00 AM (ET) tomorrow, February 27, 2015. The Company's CEO and its CFO, Peter J. Prygelski, III, will discuss the financial results and review the outlook for the Company. Messrs. Braun and Prygelski invite interested parties to participate in the conference call.

Listeners interested in participating in the Q&A session may dial-in with the number below:  877-303-6913

A live webcast of the call will be available online via the "Conference Calls" section of the Company's website at FedNat.com or interested parties can click on the following link:

http://fednat.com/investors/conference-calls/

Please call at least five minutes in advance to ensure that you are connected prior to the presentation. A webcast replay of the conference call will be available shortly after the live webcast is completed and may be accessed via the Company's website.

About the Company

The Company is authorized to underwrite, and/or place through our wholly owned subsidiaries, homeowners' multi-peril ("homeowners"), commercial general liability, federal flood, personal auto and various other lines of insurance in Florida and various other states.  The Company markets and distributes its own and third-party insurers' products and our other services through a network of independent agents. The Company also utilizes a select number of general agents for the same purpose.

Forward-Looking Statements /Safe Harbor Statements

Safe harbor statement under the Private Securities Litigation Reform Act of 1995:

Statements that are not historical fact are forward-looking statements that are subject to certain risks and uncertainties that could cause actual events and results to differ materially from those discussed herein. Without limiting the generality of the foregoing, words such as "anticipate," "believe," "budget," "contemplate," "continue," "could," "envision," "estimate," "expect," "guidance," "indicate," "intend," "may," "might," "plan," "possibly," "potential," "predict," "probably," "pro-forma," "project," "seek," "should," "target," or "will" or the negative thereof or other variations thereon and similar words or phrases or comparable terminology are intended to identify forward-looking statements.

Forward-looking statements might also include, but are not limited to, one or more of the following:

  Projections of revenues, income, earnings per share, dividends, capital structure or other financial items or measures;
  Descriptions of plans or objectives of management for future operations, insurance products/or services;
  Forecasts of future insurable events, economic performance, liquidity, need for funding and income; and
  Descriptions of assumptions or estimates underlying or relating to any of the foregoing.

The risks and uncertainties include, without limitation, risks and uncertainties related to estimates, assumptions and projections generally; the nature of the Company's business; the adequacy of its reserves for loss and loss adjustment expense; claims experience; weather conditions (including the severity and frequency of storms, hurricanes, tornadoes and hail) and other catastrophic losses; reinsurance costs and the ability of reinsurers to indemnify the Company; raising additional capital and our potential failure to meet minimum capital and surplus requirements; potential assessments that support property and casualty insurance pools and associations; the effectiveness of internal financial controls; the effectiveness of our underwriting, pricing and related loss limitation methods; changes in loss trends; court decisions and trends in litigation; our potential failure to pay claims accurately; ability to obtain regulatory approval applications for requested rate increases, to underwrite in additional jurisdictions, or to organize a new property and casualty insurer in connection with our previously announced joint venture, and the timing thereof; the impact that this new insurer may have on our results of operations, once organized; inflation and other changes in economic conditions (including changes in interest rates and financial markets); pricing competition and other initiatives by competitors; legislative and regulatory developments; the outcome of litigation pending against the Company, and any settlement thereof; dependence on investment income and the composition of the Company's investment portfolio; insurance agents; ratings by industry services; the reliability of our information technology systems; reliance on key personnel; acts of war and terrorist activities; and other matters described from time to time by the Company in releases and publications, and in periodic reports and other documents filed with the United States Securities and Exchange Commission.

In addition, investors should be aware that generally accepted accounting principles prescribe when a company may reserve for particular risks, including claims and litigation exposures. Accordingly, results for a given reporting period could be significantly affected if and when a reserve is established for a contingency. Reported results may therefore appear to be volatile in certain accounting periods.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. We do not undertake any obligation to update publicly or revise any forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.

FEDERATED NATIONAL HOLDING COMPANY
Consolidated Statements of Operations
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2014	2013	2014	2013
Revenue:
Net premiums earned	$40,950,684	$35,062,607	$170,905,318	$104,380,649
Commission income	1,166,768	656,590	4,516,743	2,645,729
Finance revenue	413,442	282,448	1,465,283	866,168
Direct written policy fees	2,272,159	1,601,405	8,689,354	6,196,340
Net investment income	1,627,059	950,222	5,384,935	3,332,314
Net realized investment gains	378,976	400,841	4,425,952	2,880,779
Other income	972,422	816,723	2,511,945	1,434,734
Quota-share and profit sharing, net	1,041,997	--	2,791,996	--

Total revenue	48,823,507	39,770,836	200,691,526	121,736,713

Expenses:
Losses and loss adjustment expenses	20,559,537	19,827,320	81,035,896	56,409,907
Operating and underwriting expenses	5,306,663	4,408,671	19,906,290	14,473,958
Salaries and wages	4,447,633	2,813,038	14,968,036	10,188,191
Amortization of deferred policy acquisition costs	4,379,628	6,076,383	27,474,490	21,446,862

Total expenses	34,693,461	33,125,412	143,384,712	102,518,918

Income before provision for income tax expense	14,130,046	6,645,424	57,306,814	19,217,795
Provision for income tax expense	4,135,438	2,078,971	20,108,096	6,490,682
Net income	$9,994,608	$ 4,566,453	$37,198,718	$12,727,113
Basic net income per share	$ 0.73	$ 0.48	$ 3.08	$ 1.50
Fully diluted net income per share	$ 0.72	$ 0.46	$ 2.99	$ 1.45

Weighted average number of common shares outstanding	13,624,007	9,390,547	12,082,269	8,505,967

Weighted average number of common shares outstanding (assuming dilution)	13,929,777	9,731,147	12,438,418	8,772,060

Dividends paid per share	$ 0.04	$ 0.03	$ 0.13	$ 0.11

FEDERATED NATIONAL HOLDING COMPANY
Other Selected Data
(Unaudited)

Balance Sheet
	Period Ended
	12/31/14	12/31/13
Total Cash and Investments	$370,919,843	$262,156,504
Total Assets	$503,631,308	$316,740,733
Unpaid Losses and Loss Adjustment Expense	$78,330,355	$61,015,473
Total Liabilities	$311,052,142	$208,246,349
Total Shareholders' Equity	$192,579,166	$108,494,384
Common Stock Outstanding	13,632,414	10,901,716
Book Value Per Share	$14.13	$9.95

Premium Breakout
	3 Months Ended		12 Months Ended
Line of Business	12/31/14	12/31/13	12/31/14	12/31/13
	(Dollars in thousands)		(Dollars in thousands)
Homeowners'	$89,081	$61,971	$344,939	$218,349
Commercial General Liability	2,959	2,350	12,432	10,362
Federal Flood	1,216	1,324	7,408	6,213
Automobile	3,413	2,120	12,377	8,449

Gross Written Premiums	$96,669	$67,765	$377,156	$243,373

Loss Ratios
	3 Months Ended		12 Months Ended
	12/31/14	12/31/13	12/31/14	12/31/13
All Lines	50.21%	56.55%	47.42%	54.04%

The loss ratio is calculated as losses and loss adjustment expenses divided by net premiums earned in the given measured period.
CONTACT: Michael H. Braun, CEO (954) 308-1322
         or Peter J. Prygelski, CFO (954) 308-1252
         Federated National Holding Company